Exhibit 12.1
Alpha Natural Resources, Inc
Computation of Other Ratios
As at December 31, 2007
(Amounts in thousands except ratios)
Interest Coverage Ratio: The interest coverage ratio is defined as Adjusted EBITDA divided by net cash interest expense (defined as interest expense plus/minus the annual change in accrued interest less interest income and amortization of loan costs).

Adjusted EBITDA(1)	$243,373
Interest Expense	$40,315
Annual change in accrued interest	$73
Interest income	$2,265
Amortization of loan costs	$2,280
Net Cash Interest Expense	$35,697

Interest Coverage Ratio	6.82
(1) Adjusted EBITDA is defined and calculated in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Analysis of Material Debt Covenants” in our 2007 Annual Report on Form 10-K.
Leverage Ratio: The leverage ratio is defined as total net debt (defined as the sum of note payable and long-term debt (not including Gallatin loan facility and other) less cash and cash equivalents) divided by Adjusted EBITDA.

Note payable	$18,883
Long term debt (not including Gallatin loan facility and other)	$408,830
Cash and cash equivalents	$46,993
Total Net Debt	$380,720

Adjusted EBITDA	$243,373

Leverage Ratio	1.56

Loan Life Cover Ratio of Gallatin Materials LLC: The loan life cover ratio is defined as the ratio of the present value of future cash flow to the aggregate principle amounts of all outstanding loans.

Present value of future cash flow (2)	$85,418
Aggregate principal amounts of all outstanding loans	$18,500

Loan Life Cover Ratio:	4.62
(2) Future Project income less expense less capital expenditures, discounted at 10%.
Gearing Ratio of Gallatin Materials LLC (the “borrower”): The gearing ratio is defined as the ratio of net interest-bearing indebtedness to total borrower’s equity.

Net interest-bearing indebtedness	$18,500
Total borrower’s equity (3)	$14,110

Gearing Ratio:	1.31
(3) Actual equity of $8,848 plus deemed equity (as allowed by the Credit Facility, as defined in our 2007 Annual Report on Form 10-K) of $1,450 plus a member’s loan of $3,813.

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